Exhibit 99.1

Violin Memory Receives Notice from NYSE regarding Continued Listing Requirement

SANTA CLARA, Calif. – October 20, 2016 – Violin Memory®, Inc., (NYSE: VMEM) announced today that it received notification on October 14, 2016 from the New York Stock Exchange (“NYSE”) that the price of Violin’s common stock is below the NYSE’s continued listing standard which requires the average closing price of a listed company’s common stock to be at least $1.00 per share over a consecutive 30 trading-day period.

Violin plans to timely notify the NYSE that it intends to cure the $1.00 per share deficiency and has six months following the receipt of the non-compliance notice to cure the deficiency and regain compliance with the NYSE continued listing requirement. During the cure period, subject to compliance with the NYSE’s other listing standards, Violin’s common stock will continue to be listed and traded on the NYSE. The NYSE notification does not conflict with or violate any of Violin’s debt obligations.

If Violin determines to remedy the non-compliance by taking action that will require stockholder approval, such as a reverse stock split, the NYSE will continue to list Violin’s common stock, subject to Violin’s continued compliance with other NYSE listing requirements, pending stockholder approval no later than Violin’s next annual meeting of stockholders and the implementation of such action promptly thereafter.

Violin, the industry pioneer in All Flash Arrays, is the agile innovator, transforming the speed of business with enterprise-grade data services software on its leadership Flash Storage Platforms™. Violin Concerto™ OS 7 delivers complete data protection and data reduction services and consistent high performance in a storage operating system fully integrated with Violin’s patented Flash Fabric Architecture™ for cloud, enterprise and virtualized business and mission-critical storage applications. Violin Flash Storage Platforms are designed for primary storage applications at costs below traditional hard disk arrays and accelerate breakthrough CAPEX and OPEX savings while helping customers build the next generation data center. Violin Flash Storage Platforms and All Flash Arrays enhance business agility while revolutionizing data center economics. Founded in 2005, Violin Memory is headquartered in Santa Clara, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the following: the future trading price of Violin’s common stock; Violin’s ability to regain compliance with the NYSE’s continued listing standards; the potential benefits that customers and others may realize as the result of using Violin’s products and services; the performance and capabilities of Violin’s products and services; and Violin’s business plans and strategy. There are a significant number of risks and uncertainties that could affect Violin’s business performance and financial results, including those set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Violin’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2016, which was filed with the U.S. Securities and Exchange Commission, and which is available on the Violin’s investor relations website at investor.violin-memory.com and on the SEC’s website at www.sec.gov. All forward-looking statements in this public announcement are based on information available to Violin as of the date hereof, and Violin does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Violin Memory, Inc.

Investor Relations

650-396-1525

ir@vmem.com